Exhibit 99.1

VoIP, Inc. Announces Results of Margin Improvement Actions
Notes Significant Improvements to Gross Margins and Operational Efficiency

ORLANDO, Fla., June 13 /PRNewswire-FirstCall/ -- VoIP, Inc. (OTC Bulletin Board: VOII), a leading provider of Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers, announced today initial results of its company-wide initiatives to both improve margins and focus resources on areas of greatest opportunity.

Gary Post, President and CEO of VoIP, Inc. said: 'We are beginning to see the positive results of concrete plans put into action over the past months. These actions are significant steps in our ongoing effort to achieve profitability and scale.'

VoIP, Inc. noted the following actions and their impact on the company over the past several months. These observations resulted from preliminary analysis of cost/effect data since January 1st, 2006. The points noted are:

* Significant reduction in overall nationwide fixed network costs associated with its Orlando-based Voice One network, producing an initial annualized savings of approximately $700,000. Further network-related savings are anticipated as the company expands into new markets and achieves additional economies of scale.

* 47% improvement in gross margins on traffic and services utilizing its Voice One network through deployment of new proprietary operational software and increased efficiencies of network integration and optimization.

* 15% improvement in retail gross margins since January at its Dallas operation due to a decline in termination costs, fine tuning of its product mix and discontinuing the sale of products with insufficient margin. The Dallas operation also lowered operating expenses through better integration of resources. The combined effect of these two actions is annualized savings of approximately $900,000.

* Approximately $420,000 in annualized net cost savings from the sale of its DTNet Technologies subsidiary, announced on April 25, 2006.

VoIP, Inc. also announced that it will consolidate operations by relocating its corporate headquarters to Orlando, Florida, where its Voice One businesses are already based. The move is expected to further improve operating efficiency and result in net annual cost savings of about $600,000.

Shawn Lewis, Chief Technology Officer of VoIP said: 'We are now in a much stronger position to capitalize on a growing number of market opportunities and to continue providing advanced technology solutions to the industry.'

'Our competitive advantage is our ability to develop and deploy innovative and desirable new products and services. This is why VoIP, Inc. continues to be sought out to service and enable some of the largest carriers and new communication services providers in the industry,' added Mr. Lewis.

About VoIP, Inc.

VoIP, Inc. is a leading provider of turnkey Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers worldwide. The company is also a certified Competitive Local Exchange Carrier (CLEC) and Inter Exchange Carrier (IXC). The Company provides a comprehensive portfolio of advanced telecommunications technologies, enhanced services, broadband products, and fulfillment services to the VoIP and related communications industries. Current and targeted customers include IXCs, CLECs, Internet Telephony and Conventional Telephony Service Providers (ISPs and ITSPs), Cable Operators and other VoIP Service Providers in the United States and countries around the world. The Company enables these customers to expand their product/service offerings by providing VoIP's nationwide Multi-Protocol Label Switching (MPLS) and other services such as voice termination/origination, e911 emergency call service for VoIP, CALEA, Broadband Voice, IP Centrex, and other advanced communications services and technologies. For information on VoIP, Inc. please visit the company's web site: http://www.voipinc.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are 'forward- looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words 'anticipate,' 'estimate,' 'expect,' 'intend,' 'plans,' 'projects,' and similar expressions, as they relate to the Company or its management, are intended to identify forward- looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

SOURCE VoIP, Inc.

Source: PR Newswire (June 13, 2006 - 8:31 AM EDT)

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